T A S K E R P R O D U C T S

PRESS RELEASE

Tasker Products Adds Seasoned Executive to its Board of Directors

DANBURY, CT - February 03, 2005 - Tasker Capital Corp. (OTC BB: TKER) today announced the appointment of Albert A. Canosa to its Board of Directors. Mr. Canosa was selected by a majority of the private placement participants as a provision of the recently completed private placement. He will also assume the chairmanship of the Company’s Audit Committee which will be relinquished by Richard Falcone, Tasker’s recently appointed president and CEO.

Mr. Canosa adds 35-years of executive management experience and most recently served as President, Chief Executive Officer and Corporate Director of Raytech Corporation, a New York Stock Exchange listed manufacturer of vehicular components. He also served as Raytech’s chief financial officer prior to assuming the more senior role. Mr. Canosa also worked for Raymark Corporation as its industrial division’s controller and for Olin Corporation (17 years) as financial manager. He serves on the boards of directors of the United Way of Branford and the Marlin Firearms Company and is a trustee of Quinnipiac University, where he received his Bachelor of Science degree in accounting.

Mr. Falcone commented, “Broadening Tasker’s board of directors is an important component to strengthening the company’s operations and governance. As we recently stated, our plan is to expand the membership of the board from five to seven to further strengthen and diversify Tasker’s corporate oversight. As the commercialization of Tasker’s technology progresses, a skilled Board of Directors will be a key advantage to our success. ”

About Tasker

Tasker is a manufacturer, distributor and marketer of products with various applications that use the pHarlo technology. The pHarlo technology utilizes a highly charged and acidified, yet stable and safe, solution that enables copper sulfate, a compound with bacteriostatic properties, to remain active throughout a wide range of pH values. The Company currently markets: Close Call(TM), an oral hygiene breath drink, and Unifresh(TM) Footbath, a grooming aid product for dairy cows.

This release contains forward-looking statements that involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. These statements involve estimates, assumptions, known and unknown risks, uncertainties and performances, or achievements expressed or implied by the forward-looking statement. Actual future results and trends may differ materially from those made in or suggested by any forward-looking statements due to a variety of factors, including, for example, our ability to compete with other products in our space, the risk of unfavorable federal regulation, and the fact that our status as a development stage company makes our future unclear. Consequently you should not place undue reliance on these forward-looking statements. The proposed transaction may or may not close as expected. If the transaction does not close, the Company’s ability to capitalize on potential opportunities for the sale of its products may be significantly negatively impacted. We discuss many of these and other risks and uncertainties in greater detail in our filings with the SEC, including the section entitled, "Risk Factors That May Affect Future Results" in Item 1 of the Company's most recent Annual Report on Form 10-KSB as filed with SEC.

Contact:

Joan Harper, 516-767-7676 Arthur Schmidt & Associates, Inc.